AXP(R)
     Mutual

AXP Mutual seeks to provide shareholders with a balance of growth of capital and current income.

Prospectus

Nov. 29, 2004

Please note that this Fund:

o  is not a bank deposit

o  is not federally insured

o  is not endorsed by any bank or government agency

o  is not guaranteed to achieve its goal

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

(logo)                                                                    (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
 Funds                                                                 (R)

Table of Contents

TAKE A CLOSER LOOK AT:

The Fund                                   3p

Goal                                       3p

Principal Investment Strategies            3p

Principal Risks                            4p

Past Performance                           6p

Fees and Expenses                          9p

Investment Manager                        11p

Other Securities and
   Investment Strategies                  12p

Buying and Selling Shares                 13p

Valuing Fund Shares                       13p

Investment Options                        14p

Purchasing Shares                         15p

Transactions Through Third Parties        17p

Sales Charges                             18p

Exchanging/Selling Shares                 22p

Distributions and Taxes                   25p

Master/Feeder Structure                   27p

Financial Highlights                      28p

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2p   --   AXP MUTUAL   --   2004 PROSPECTUS

The Fund

GOAL

AXP Mutual (the Fund) seeks to provide shareholders with a balance of growth of capital and current income. Because any investment involves risk, achieving this goal cannot be guaranteed.

The Fund seeks to achieve its goal by investing all of its assets in a master portfolio rather than by directly investing in and managing its own portfolio of securities. The master portfolio has the same goal and investment policies as the Fund.

PRINCIPAL INVESTMENT STRATEGIES

The Fund's assets are primarily invested in a combination of common stocks and senior securities (preferred stocks and debt obligations). The Fund will invest
(1) no more than 65% of its total assets in common stocks, (2) at least 35% of its total assets in senior securities, convertible securities, derivative instruments and money market instruments, and (3) at least 25% of its total assets in debt securities and convertible securities.

In pursuit of the Fund's goal, American Express Financial Corporation (AEFC), the Fund's investment manager, chooses equity investments by:

o Looking for large companies with attractive valuations relative to their history, their peers or the overall market based on measures such as price/earnings, price/book, price/cash flow and price/sales ratios).

o  Selecting companies it believes are positioned to benefit from:

   o anticipated industry changes or current dynamics,

   o competitive market position,

   o improving financial performance,

   o anticipated earnings growth, or

   o future valuation increases.

AEFC chooses fixed income investments by:

o Selecting high quality companies that offer long-term growth prospects based upon a combination of current valuation, anticipated earnings growth, sustainable competitive positioning and industry dynamics.

o Investing more heavily in certain sectors, such as corporate bonds, government obligations or mortgage-backed securities, based on AEFC's expectations about interest rates and economic trends.

o Identifying securities that are expected to outperform other securities, taking into account risk factors, such as whether money has been set aside to cover the cost of principal and interest payments.

o Focusing on bonds that are investment-grade, although the Fund may invest up to 5% of its total assets in below investment grade bonds.

o  Identifying investments that contribute to portfolio diversification.

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3p   --   AXP MUTUAL   --   2004 PROSPECTUS

In evaluating whether to sell a security, AEFC considers, among other factors, whether:

o  The security is overvalued when compared to other potential investments.

o  The interest rate or economic outlook has changed.

o  The security has reached AEFC's price objective.

o  AEFC has identified a more attractive opportunity.

o  The company has met AEFC's earnings and/or growth expectations.

o The issuer's credit quality has declined or AEFC expects a decline, although the Fund may continue to own securities that are down-graded until AEFC believes it is advantageous to sell.

Unusual Market Conditions

During unusual market conditions, the Fund may invest more of its assets in money market securities than during normal market conditions. Although the Fund primarily will invest in these securities to avoid losses, this type of investing also could prevent the Fund from achieving its investment objectives. During these times, AEFC may make frequent securities trades that could result in increased fees, expenses, and taxes.

PRINCIPAL RISKS

Please remember that with any mutual fund investment you may lose money. Principal risks associated with an investment in the Fund include:

   Market Risk

   Interest Rate Risk

   Sector/Concentration Risk

   Credit Risk

   Issuer Risk

   Call/Prepayment Risk

   Liquidity Risk

   Style Risk

Market Risk

The market value of securities may drop, and you may lose money. Market risk may affect a single issuer, sector of the economy, industry, or the market as a whole. The market value of all securities may move up and down, sometimes rapidly and unpredictably.

Interest Rate Risk

The risk of losses attributable to changes in interest rates. Interest rate risk is generally associated with bond prices: when interest rates rise, bond prices fall. In general, the longer the maturity of a bond, the greater its sensitivity to changes in interest rates.

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4p   --   AXP MUTUAL   --   2004 PROSPECTUS

Sector/Concentration Risk

Investments that are concentrated in a particular issuer, geographic region, or sector will be more susceptible to changes in price. The more a fund diversifies, the more it spreads risk.

Credit Risk

The risk that the issuer of a security, or the counterparty to a contract, will default or otherwise become unable to honor a financial obligation, such as payments due on a bond or a note. The price of junk bonds may react more to the ability of the issuing company to pay interest and principal when due than to changes in interest rates. Junk bonds have greater price fluctuations and are more likely to experience a default than investment grade bonds.

Issuer Risk

An issuer, or the value of its stocks or bonds, may perform poorly. Poor performance may be caused by poor management decisions, competitive pressures, breakthroughs in technology, reliance on suppliers, labor problems or shortages, corporate restructurings, fraudulent disclosures, or other factors.

Call/Prepayment Risk

The risk that a bond or other security might be called, or otherwise converted, prepaid, or redeemed, before maturity. This risk is closely related to reinvestment risk, which is the risk that an investor will not be able to reinvest income or principal at the same rate it currently is earning.

Liquidity Risk

Securities may be difficult or impossible to sell at the time that the Fund would like. The Fund may have to lower the selling price, sell other investments, or forego an investment opportunity.

Style Risk

AEFC's management strategy will influence performance significantly. Securities in which AEFC invests could fall out of favor with the market, causing the Fund to underperform funds that invest primarily in other types of securities. AEFC purchases equity investments for the Fund that it believes are undervalued, but have potential for long-term growth and dividend income. Although these stocks typically trade at a discount to the market, growth cannot be guaranteed, and the markets may not be willing to reevaluate out-of-favor stocks.

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5p   --   AXP MUTUAL   --   2004 PROSPECTUS

PAST PERFORMANCE

The following bar chart and table indicate the risks and variability of investing in the Fund by showing:

o how the Fund's performance has varied for each full calendar year shown on the chart below, and

o  how the Fund's average annual total returns compare to recognized indexes.

How the Fund has performed in the past (before and after taxes) does not indicate how the Fund will perform in the future.

(bar chart)
                               CLASS A PERFORMANCE
                            (based on calendar years)

-2.98% +24.97% +13.56% +18.78% +9.38%  +7.36% -11.03% -12.70% -15.34% +19.51%
 1994    1995   1996    1997    1998    1999   2000     2001   2002    2003

During the period shown in the bar chart, the highest return for a calendar quarter was +12.28% (quarter ended June 30, 2003) and the lowest return for a calendar quarter was -12.95% (quarter ended Sept. 30, 2001).

The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart; if reflected, returns would be lower than those shown. The performance of other classes may vary from that shown above because of differences in expenses.

The Fund's Class A year-to-date return at Sept. 30, 2004 was +2.80%.

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6p   --   AXP MUTUAL   --   2004 PROSPECTUS

Average Annual Total Returns (as of Dec. 31, 2003)
                                                                                               Since             Since
                                                       1 year       5 years   10 years    inception (B&Y)    inception (C)
Mutual:
   Class A
      Return before taxes                              +12.64%      -4.48%     +3.59%           N/A               N/A
      Return after taxes on distributions              +12.17%      -5.56%     +1.07%           N/A               N/A
      Return after taxes on distributions
      and sale of fund shares                           +8.47%      -4.24%     +1.69%           N/A               N/A
   Class B
      Return before taxes                              +14.61%      -4.24%       N/A         +3.69%(a)            N/A
   Class C
      Return before taxes                              +18.55%        N/A        N/A            N/A            -6.47%(b)
   Class Y
      Return before taxes                              +19.71%      -3.19%       N/A         +4.63%(a)            N/A
S&P 500 Index (reflects no deduction for fees,
expenses or taxes)                                     +28.68%      -0.57%    +11.07%       +11.39%(c)         -5.97%(d)
Lehman Brothers Aggregate Bond Index (reflects
no deduction for fees, expenses or taxes)               +4.10%      +6.62%     +6.95%        +7.74%(c)         +8.63%(d)
Lipper Balanced Funds Index                            +19.94%      +2.95%     +8.27%        +9.04%(c)         +1.21%(d)

(a) Inception date was March 20, 1995.

(b) Inception date was June 26, 2000.

(c) Measurement period started April 1, 1995.

(d) Measurement period started July 1, 2000.

Before-Tax Returns

This table shows total returns from hypothetical investments in Class A, Class B, Class C and Class Y shares of the Fund. These returns are compared to the indexes shown for the same periods. The performance of different classes varies because of differences in sales charges and fees. Past performance for Class Y for the periods prior to March 20, 1995 may be calculated based on the performance of Class A, adjusted to reflect differences in sales charges, but not differences in annual Fund operating expenses.

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7p   --   AXP MUTUAL   --   2004 PROSPECTUS

After-Tax Returns

After-tax returns are shown only for Class A shares. After-tax returns for the other classes will vary. After-tax returns are calculated using the highest historical individual federal marginal income tax rate and do not reflect the impact of state and local taxes. Actual after-tax returns will depend on your tax situation and most likely will differ from the returns shown in the table. If you hold your shares in a tax-deferred account, such as a 401(k) plan or an IRA, the after-tax returns do not apply to you since you will not incur taxes until you begin to withdraw from your account.

The return after taxes on distributions for a period may be the same as the return before taxes for the same period if there are no distributions or if the distributions are small. The return after taxes on distributions and sale of Fund shares for a period may be greater than the return before taxes for the same period if there was a tax loss realized on sale of Fund shares. The benefit of the tax loss (since it can be used to offset other gains) may result in a higher return.

For purposes of this calculation we assumed:

o  the maximum sales charge for Class A shares,

o sales at the end of the period and deduction of the applicable contingent deferred sales charge (CDSC) for Class B shares,

o  no sales charge for Class C shares,

o  no sales charge for Class Y shares, and

o no adjustments for taxes paid by an investor on the reinvested income and capital gains.

Standard & Poor's 500 Index (S&P 500 Index), an unmanaged index of common stocks, is frequently used as a general measure of market performance. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees.

The Lehman Brothers Aggregate Bond Index, an unmanaged index, is made up of a representative list of government, corporate, asset-backed and mortgage-backed securities. The index is frequently used as a general measure of bond market performance. The index reflects reinvestment of all distributions and changes in market prices, but excludes brokerage commissions or other fees. However, the securities used to create the index may not be representative of the bonds held in the Fund.

The Lipper Balanced Funds Index, published by Lipper Inc., includes the 30 largest funds that are generally similar to the Fund, although some funds in the index may have somewhat different investment policies or objectives.

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8p   --   AXP MUTUAL   --   2004 PROSPECTUS

FEES AND EXPENSES

Fund investors pay various expenses. The table below describes the fees and expenses that you may pay if you buy and hold shares of the Fund.

Shareholder Fees (fees paid directly from your investment)
                                                                    Class A    Class B     Class C     Class Y
Maximum sales charge (load) imposed on purchases(a)
(as a percentage of offering price)                                  5.75%      none        none        none

Maximum deferred sales charge (load) imposed on sales
(as a percentage of offering price at time of purchase)              none(b)     5%         1%(c)       none

Annual Fund Operating Expenses(d) (expenses that are deducted from Fund assets)

As a percentage of average daily net assets:  Class A  Class B  Class C  Class Y
Management fees(e)                             0.51%    0.51%    0.51%    0.51%
Distribution (12b-1) fees                      0.25%    1.00%    1.00%    0.00%
Other expenses(f)                              0.25%    0.27%    0.27%    0.34%
Total                                          1.01%    1.78%    1.78%    0.85%

(a) This charge may be reduced depending on the value of your total investments in American Express Funds. See "Sales Charges."

(b) For Class A purchases over $1,000,000 on which no sales charge is assessed, a 1% sales charge applies if you sell your shares less than one year after purchase.

(c) For Class C purchases, a 1% sales charge applies if you sell your shares less than one year after purchase.

(d) Both in this table and the following example fund operating expenses include expenses charged by both the Fund and its Master Portfolio as described under "Investment Manager."

(e) Includes the impact of a performance incentive adjustment fee that decreased the management fee by 0.01% for the most recent fiscal year.

(f) Other expenses include an administrative service fee, a shareholder services fee for Class Y, a transfer agency fee and other nonadvisory expenses.

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9p   --   AXP MUTUAL   --   2004 PROSPECTUS

Examples

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

Assume you invest $10,000 and the Fund earns a 5% annual return each year. Also assume that the operating expenses remain the same each year. You would pay the following expenses if you redeem all of your shares at the end of the time periods indicated:

                                              1 year     3 years    5 years    10 years
Class A(a)                                    $672        $878      $1,102      $1,744
Class B                                       $581(b)     $861(b)   $1,065(b)   $1,896(c)
Class C                                       $181        $561      $  965      $2,100
Class Y                                       $ 87        $271      $  472      $1,053

(a) Includes a 5.75% sales charge.

(b)  Includes the applicable CDSC.

(c) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

You would pay the following expenses if you did not redeem your shares:

                                              1 year     3 years    5 years    10 years
Class A(a)                                    $672        $878      $1,102      $1,744
Class B                                       $181        $561      $  965      $1,896(b)
Class C                                       $181        $561      $  965      $2,100
Class Y                                       $ 87        $271      $  472      $1,053

(a)  Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

These examples do not represent actual expenses, past or future. Actual expenses may be higher or lower than those shown.

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10p   --   AXP MUTUAL   --   2004 PROSPECTUS

INVESTMENT MANAGER

The Fund's assets are invested in Balanced Portfolio (the Portfolio), which is managed by AEFC.

The equity portion of the Portfolio is managed by:

Robert Ewing, CFA, Co-Portfolio Manager

o  Managed the equity portion of the Portfolio since 2002.

o  Joined AEFC in 2002.

o Prior to that, Analyst and Portfolio Manager, Fidelity Investments, from 1990 to 2002.

o  Began investment career in 1988.

The team that manages the fixed income portion of the Portfolio consists of the following individuals, each of whom leads a sector team in the fixed income group in AEFC's investment department:

Jamie Jackson, CFA, Co-Portfolio Manager

o  Co-Managed the Portfolio since 2003.

o  Leader of the liquid assets sector team.

o  Joined AEFC in 2003.

o Co-head of U.S. Investment Grade Fixed Income, UBS Global Asset Management from 1997 to 2003.

o  Began investment career in 1988.

o  MBA, Marquette University.

Scott Kirby, Co-Portfolio Manager

o  Co-Managed the Portfolio since 2003.

o  Leader of the structured assets sector team.

o  Employed by AEFC from 1979 to 1985 and from 1987 to present.

o  Began investment career in 1979.

o  MBA, University of Minnesota.

Tom Murphy, CFA, Co-Portfolio Manager

o  Co-Managed the Portfolio since 2003.

o  Leader of the investment grade corporate bond sector team.

o  Joined AEFC in 2002.

o Managing Director and Portfolio Manager, BlackRock Financial Management, in 2002, and various positions at Zurich Scudder from 1992 to 2002.

o  Began investment career in 1986.

o  MBA, University of Michigan.

AEFC's investment professionals who manage fixed income funds are organized into teams. Each team specializes in a particular sector of the fixed income market.

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11p   --   AXP MUTUAL   --   2004 PROSPECTUS

AEFC

The Portfolio pays AEFC a fee for managing its assets. The Fund pays its proportionate share of the fee. Under the Investment Management Services Agreement, the fee for the most recent fiscal year was 0.51% of the Portfolio's average daily net assets, including an adjustment under the terms of a performance incentive arrangement. The maximum adjustment (increase or decrease) is 0.08% of the Portfolio's average net assets on an annual basis. Under the agreement, the Portfolio also pays taxes, brokerage commissions, and nonadvisory expenses. AEFC or an affiliate may make payments from its own resources, which include profits from management fees paid by the Portfolio, to compensate broker-dealers or other persons for providing distribution assistance. AEFC, located at 200 AXP Financial Center, Minneapolis, Minnesota 55474, is a wholly-owned subsidiary of American Express Company, a financial services company with headquarters at American Express Tower, World Financial Center, New York, New York 10285. In addition to managing investments for all of the AXP funds, AEFC manages investments for itself and its affiliates. For institutional clients, AEFC and its subsidiaries also provide investment management and related services such as separate account asset management, institutional trust and custody, and employee benefit plan administration, as well as investment products.

The Fund operates under an order from the Securities and Exchange Commission that permits AEFC, subject to the approval of the Board of Directors, to appoint a subadviser or change the terms of a subadvisory agreement for the Fund without first obtaining shareholder approval. The order permits the Fund to add or change unaffiliated subadvisers or the fees paid to subadvisers from time to time without the expense and delays associated with obtaining shareholder approval of the change.

OTHER SECURITIES AND INVESTMENT STRATEGIES

The Fund may invest in other securities and may use other investment strategies that are not principal investment strategies. The Fund's policies permit investment in other instruments, such as foreign securities. Additionally, the Fund may use derivative instruments, such as futures, options, and forward contracts to produce incremental earnings, to hedge existing positions, and to increase flexibility. Even though the Fund's policies permit the use of derivatives in this manner, the portfolio manager is not required to use derivatives.

For more information on strategies and holdings, see the Fund's Statement of Additional Information (SAI) and its annual and semiannual reports.

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12p   --   AXP MUTUAL   --   2004 PROSPECTUS

Buying and Selling Shares

The public offering price for Class A shares of the Fund is the net asset value
(NAV) plus a sales charge, and for Class B, C, and Y shares, the NAV. In addition to buying and selling shares through the Fund's distributor, American Express Financial Advisors Inc. (the Distributor), you may buy or sell shares through third parties, including 401(k) plans, banks, brokers, and investment advisers. Where authorized by the Fund, orders in good form are priced using the NAV next determined after your order is placed with the third party. Good form or good order means that your instructions have been received in the form required by the Distributor. This may include, for example, providing the fund name and account number, the amount of the transaction and all required signatures. For more information, refer to the sections on "Purchasing Shares" and "Exchanging/Selling Shares," or contact your financial advisor. If you buy or redeem shares through a third party, consult that firm to determine whether your order will be priced at the time it is placed with the third party or at the time it is placed with the Fund. The third party may charge a fee for its services.

VALUING FUND SHARES

The NAV is the value of a single share of the Fund. The NAV is determined by dividing the value of the Fund's assets, minus any liabilities, by the number of shares outstanding. AEFC calculates the NAV as of the close of business on the New York Stock Exchange (NYSE), normally 4:00 p.m. Eastern time, on each day that the NYSE is open.

The Fund's securities are valued primarily on the basis of market quotations. However, securities will be valued at fair value if reliable quotations are not readily available. Securities also will be valued at fair value if their value has been materially affected by events after the close of the primary exchanges or markets on which they trade and before the NAV is calculated. This occurs most commonly with foreign securities, but may occur in other cases. The Board has adopted fair value procedures for pricing securities under certain circumstances. These procedures are used (1) when market prices for securities are not readily available, (2) when available prices are deemed unreliable, or
(3) when a significant event has occurred that is not reflected in available prices. The fair value of a security is likely to be different from the quoted or published price. Fair value procedures are approved by the Fund's Board of Directors. Certain short-term securities are valued at amortized cost. Foreign investments are valued in U.S. dollars. Some of the Fund's securities may be listed on foreign exchanges that trade on weekends or other days when the Fund does not price its shares. In that event, the net asset value of the Fund's shares may change on days when shareholders will not be able to purchase or redeem the Fund's shares.

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13p   --   AXP MUTUAL   --   2004 PROSPECTUS

INVESTMENT OPTIONS

1. Class A shares are sold to the public with a sales charge at the time of purchase and an annual distribution (12b-1) fee of 0.25%.

2. Class B shares are sold to the public with a contingent deferred sales charge
   (CDSC) and an annual distribution fee of 1.00%.

3. Class C shares are sold to the public without a sales charge at the time of purchase and with an annual distribution fee of 1.00%. Shares sold less than a year after purchase are subject to a CDSC.

4. Class Y shares are sold to qualifying institutional investors without a sales charge or distribution fee. Please see the SAI for information on eligibility to purchase Class Y shares.

Investment options summary

The Fund offers different classes of shares. There are differences among the fees and expenses for each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your financial advisor can help you with this decision.

The following table shows the key features of each class:

                   Class A         Class B        Class C         Class Y
------------------ --------------- -------------- --------------- --------------
Availability       Available to    Available to   Available to    Limited to
                   all investors.  all            all investors.  qualifying
                                   investors.                     institutional
                                                                  investors.
------------------ --------------- -------------- --------------- --------------
Initial Sales      Yes. Payable    No. Entire     No. Entire      No. Entire
Charge             at time of      purchase       purchase        purchase
                   purchase.       price is       price is        price is
                   Lower sales     invested in    invested in     invested in
                   charge for      shares of      shares of the   shares of the
                   larger          the Fund.      Fund.           Fund.
                   investments.
------------------ --------------- -------------- --------------- --------------
Deferred Sales     On purchases    Maximum 5%     1% CDSC         None.
Charge             over            CDSC during    applies if
                   $1,000,000,     the first      you sell your
                   1% CDSC         year           shares less
                   applies if      decreasing     than one year
                   you sell your   to 0% after    after
                   shares less     six years.     purchase.
                   than one year
                   after
                   purchase.
------------------ --------------- -------------- --------------- --------------
Distribution       Yes.* 0.25%     Yes.* 1.00%    Yes.* 1.00%     Yes.  0.10%
and/or
Shareholder
Service Fee
------------------ --------------- -------------- --------------- --------------
Conversion to      N/A             Yes,           No.             No.
Class A                            automatically
                                   in ninth
                                   calendar
                                   year of
                                   ownership.
------------------ --------------- -------------- --------------- --------------

* The Fund has adopted a plan under Rule 12b-1 of the Investment Company Act of 1940 that allows it to pay distribution and servicing-related expenses for the sale of Class A, Class B and Class C shares. Because these fees are paid out of the Fund's assets on an on-going basis, the fees may cost long-term shareholders more than paying other types of sales charges imposed by some mutual funds.

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14p   --   AXP MUTUAL   --   2004 PROSPECTUS

Should you purchase Class A, Class B or Class C shares?

If your investments in American Express mutual funds total $100,000 or more, Class A shares may be the better option because the sales charge is reduced for larger purchases. If you qualify for a waiver of the sales charge, Class A shares will be the best option.

If you invest less than $100,000, consider how long you plan to hold your shares. Class B shares have a higher annual distribution fee than Class A shares and a CDSC for six years. Class B shares convert to Class A shares in the ninth calendar year of ownership. Class B shares purchased through reinvested dividends and distributions also will convert to Class A shares in the same proportion as the other Class B shares.

Class C shares also have a higher annual distribution fee than Class A shares. Class C shares have no sales charge if you hold the shares for one year or longer. Unlike Class B shares, Class C shares do not convert to Class A. As a result, you will pay a 1% distribution fee for as long as you hold Class C shares. If you choose a deferred sales charge option (Class B or Class C), generally you should consider Class B shares if you intend to hold your shares for more than six years. Consider Class C shares if you intend to hold your shares less than six years. To help you determine what investment is best for you, consult your financial advisor.

PURCHASING SHARES

To purchase shares through entities other than the Distributor, please consult your selling agent. The following section explains how you can purchase shares from the Distributor.

If you do not have an existing American Express mutual fund account, you will need to establish a brokerage account. Your financial advisor will help you fill out and submit an application. Once your account is set up, you can choose among several convenient ways to invest.

When you purchase, your order will be priced at the next NAV calculated after your order is accepted by the Fund. If your application does not specify which class of shares you are purchasing, we will assume you are investing in Class A shares.

Important: When you open an account, you must provide your correct Taxpayer Identification Number (TIN), which is either your Social Security or Employer Identification number.

If you do not provide and certify the correct TIN, you could be subject to backup withholding of 28% of taxable distributions and proceeds from certain sales and exchanges. You also could be subject to further penalties, such as:

o  a $50 penalty for each failure to supply your correct TIN,

o a civil penalty of $500 if you make a false statement that results in no backup withholding, and

o  criminal penalties for falsifying information.

You also could be subject to backup withholding, if the IRS notifies us to do so, because you failed to report required interest or dividends on your tax return.

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15p   --   AXP MUTUAL   --   2004 PROSPECTUS

How to determine the correct TIN

For this type of account:              Use the Social Security or Employer
                                       Identification number of:
-------------------------------------- ----------------------------------------
Individual or joint account            The individual or one of the owners
                                       listed on the joint account
-------------------------------------- ----------------------------------------
Custodian account of a minor           The minor
(Uniform Gifts/Transfers to Minors
Act)
-------------------------------------- ----------------------------------------
A revocable living trust               The grantor-trustee (the person who
                                       puts the money into the trust)
-------------------------------------- ----------------------------------------
An irrevocable trust, pension trust    The legal entity (not the personal
or estate                              representative or trustee, unless no
                                       legal entity is designated in the
                                       account title)
-------------------------------------- ----------------------------------------
Sole proprietorship or single-owner    The owner
LLC
-------------------------------------- ----------------------------------------
Partnership or multi-member LLC        The partnership
-------------------------------------- ----------------------------------------
Corporate or LLC electing corporate    The corporation
status on  Form 8837
-------------------------------------- ----------------------------------------
Association, club or tax-exempt        The organization
organization
-------------------------------------- ----------------------------------------

For details on TIN requirements, contact your financial advisor to obtain a copy of federal Form W-9, "Request for Taxpayer Identification Number and Certification." You also may obtain the form on the Internet at www.irs.gov.

Methods of purchasing shares

By mail

Once your account has been established, send your check to:

American Express Funds
70200 AXP Financial Center
Minneapolis, MN 55474

Minimum amounts
Initial investment:           $2,000*
Additional investments:       $500**
Account balances:             $300
Qualified account balances:   none

If your Fund account balance falls below $300 for any reason, including a market decline, you will be asked to increase it to $300 or establish a scheduled investment plan. If you do not do so within 30 days, your shares can be sold and the proceeds mailed to you.

 * $1,000 for tax qualified accounts.

** $100 minimum add-on for existing mutual fund accounts outside of a brokerage account (direct at fund accounts).

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16p   --   AXP MUTUAL   --   2004 PROSPECTUS

By scheduled investment plan

Minimum amounts
Initial investment:           $2,000*
Additional investments:       $100**
Account balances:             none (on a scheduled investment plan with monthly
                              payments)

If your Fund account balance is below $2,000, you must make payments at least monthly.

 * $100 for direct at fund accounts.

** $50 minimum per payment for qualified accounts in a direct at fund account.

By wire or electronic funds transfer

Please contact your financial advisor or selling agent for specific instructions.

Minimum wire purchase amount: $1,000 or new account minimum, as applicable.

By telephone

If you have a brokerage account, you may use the money in your account to make initial and subsequent purchases.

To place your order, call:

(800) 297-7378 for brokerage accounts

(800) 967-4377 for wrap accounts

TRANSACTIONS THROUGH THIRD PARTIES

You may buy or sell shares through certain 401(k) plans, banks, broker-dealers, financial advisors or other investment professionals. These organizations may charge you a fee for this service and may have different policies. Some policy differences may include different minimum investment amounts, exchange privileges, fund choices and cutoff times for investments. The Fund and the Distributor are not responsible for the failure of one of these organizations to carry out its obligations to its customers. Some organizations may receive compensation from the Distributor or its affiliates for shareholder recordkeeping and similar services. Where authorized by the Fund, some organizations may designate selected agents to accept purchase or sale orders on the Fund's behalf. To buy or sell shares through third parties or to determine if there are policy differences, please consult your selling agent. For other information related to buying or selling shares, please refer to the appropriate section in the prospectus.

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17p   --   AXP MUTUAL   --   2004 PROSPECTUS

SALES CHARGES

Class A -- initial sales charge alternative

When you purchase Class A shares, you pay a sales charge as shown in the following table:

                                        Sales charge as percentage of:
Total market value           Public offering price*       Net amount invested
Up to $49,999                           5.75%                      6.10%
$50,000-$99,999                         4.75                       4.99
$100,000-$249,999                       3.50                       3.63
$250,000-$499,999                       2.50                       2.56
$500,000-$999,999                       2.00                       2.04
$1,000,000 or more                      0.00                       0.00

* Offering price includes the sales charge.

You may be able to reduce the sales charge on Class A shares, based on the combined market value of your accounts.

The current market values of the following investments are eligible to be added together for purposes of determining the sales charge on your purchase:

o  Your current investment in this Fund, and

o Previous investments you and members of your primary household group have made in Class A, Class B or Class C shares in this and other American Express mutual funds, provided your investment was subject to a sales charge.

   o Your primary household group consists of you, your spouse or domestic partner, and your unmarried children under age 21 sharing a mailing address. For purposes of this policy a domestic partner is an individual who shares your primary residence and with whom you own joint property. If you or any member of your primary household group elects to separate from the primary household group (for example, by asking that account statements be sent to separate addresses), your assets will no longer be combined for purposes of reducing your sales charge.

The following accounts are eligible to be included in determining the sales charge on your purchase:

o  Individual or joint accounts held directly at the Fund;

o  Individual or joint accounts held through American Express Brokerage;

o Roth and traditional IRAs, SEPs, SIMPLEs and TSCAs, provided they are invested in Class A, Class B or Class C shares that are subject to a sales charge and are not part of a group billing as described under "Other Class A sales charge policies";

o UGMA/UTMA accounts for which you, your spouse, or your domestic partner is parent or guardian of the minor child;

o Revocable trust accounts for which you or a member of your primary household group, individually, is the beneficiary;

o Accounts held in the name of your, your spouse's, or your domestic partner's sole proprietorship or single owner limited liability company or S corporation; and

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18p   --   AXP MUTUAL   --   2004 PROSPECTUS

o Qualified retirement plan assets, provided that you are the sole owner of the business sponsoring the plan, are the sole participant (other than a spouse) in the plan, and have no intention of adding participants to the plan.

The following accounts are not eligible to be included in determining the sales charge on your purchase:

o Accounts of pension and retirement plans with multiple participants, such as 401(k) plans (which are combined to reduce the sales charge for the entire pension or retirement plan and therefore are not used to reduce the sales charge for your individual accounts);

o  Investments in AXP Tax-Free Money Fund;

o Investments in Class A shares where the sales charge is waived, for example, purchases through wrap accounts, including American Express Strategic Portfolio Service Advantage (SPS);

o  Investments in Class D, Class E, or Class Y shares;

o Investments in 529 plans, donor advised funds, variable annuities, variable life insurance products, wrap accounts or managed separate accounts; and

o  Charitable and irrevocable trust accounts.

If you purchase American Express mutual fund shares through different channels, for example, through a firm other than the Distributor, and you want to include those assets toward a reduced sales charge, you must inform the Distributor in writing about the other accounts when placing your purchase order. When placing your purchase order, you must provide the Distributor with your most recent account statement and contact information regarding the other accounts. A selling agent other than the Distributor may require additional information.

Unless you provide the Distributor or your financial advisor with information about all of the accounts that may count toward a sales charge reduction, there can be no assurance that you will receive all of the reductions for which you may be eligible.

For more information on rights of accumulation, please see the SAI.

Other Class A sales charge policies

o Group billing: Purchases made through a payroll deduction program offered by an employer retirement plan that has elected to take advantage of the Distributor's group billing service, may be added together to reduce sales charges for all shares purchased through the plan.

o Letter of Intent: If you intend to invest $50,000 or more over a period of 13 months, you can reduce the sales charges in Class A by completing a letter of intent form and filing it with the Distributor. The letter of intent may apply to purchases made up to 90 days before it is received in good order by the Distributor. Your holdings in American Express mutual funds acquired more than 90 days before receipt of your signed letter of intent in the Distributor's corporate office will not be counted towards the completion of the letter of intent. If purchasing shares in a brokerage account or through a third party, you must request the reduced sales charge when you buy shares. If you do not complete and file the form, or do not request the reduced sales charge at the time of purchase, you will not be eligible for the reduced sales charge. For more details, please contact your financial advisor or see the SAI.

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19p   --   AXP MUTUAL   --   2004 PROSPECTUS

Waivers of the sales charge for Class A shares

Sales charges do not apply to:

o current or retired board members, officers or employees of the Fund or AEFC or its subsidiaries, their spouses or domestic partners, children and parents.

o current or retired American Express financial advisors, employees of financial advisors, their spouses or domestic partners, children and parents.

o registered representatives and other employees of brokers, dealers or other financial institutions having a sales agreement with the Distributor, including their spouses, domestic partners, children and parents.

o qualified employee benefit plans offering participants daily access to American Express mutual funds. Eligibility must be determined in advance. For assistance, please contact your financial advisor. Participants in certain qualified plans where the initial sales charge is waived may be subject to a deferred sales charge of up to 4%.

o shareholders who have at least $1 million in American Express mutual funds. If the investment is sold less than one year after purchase, a CDSC of 1% will be charged.

o direct rollovers from American Express Retirement Services, provided that the rollover involves a transfer of Class Y shares in this Fund to Class A shares in this Fund.

o  purchases made:

   o with dividend or capital gain distributions from this Fund or from the same class of another American Express mutual fund,

   o through or under a wrap fee product or other investment product sponsored by the Distributor or another authorized broker-dealer, investment advisor, bank or investment professional,

   o within the University of Texas System ORP,

   o within a segregated separate account offered by Nationwide Life Insurance Company or Nationwide Life and Annuity Insurance Company,

   o through or under a subsidiary of AEFC offering Personal Trust Services' Asset-Based pricing alternative.

o shareholders whose original purchase was in a Strategist fund merged into an American Express fund in 2000.

o repurchases. You can change your mind after requesting a sale and use all or part of the proceeds to purchase new shares in the same account from which you sold. If you reinvest in Class A, you will purchase the new shares at NAV rather than the offering price on the date of a new purchase. To take advantage of this waiver, send a written request within 90 days of the date your sale request was processed and include your account number. This privilege may be limited or withdrawn at any time and use of this option may have tax consequences.

Policies related to reducing or waiving the sales charge may be modified or withdrawn at any time.

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20p   --   AXP MUTUAL   --   2004 PROSPECTUS

Unless you provide the Distributor or your financial advisor with information about all of the factors that may count toward a waiver of the sales charge, there can be no assurance that you will receive all of the waivers for which you may be eligible.

You also may view this information about sales charges and breakpoints free of charge on the Fund's website. Go to www.americanexpress.com/funds and click on the hyperlink "Sales Charge Discount Information."

Class B and Class C -- contingent deferred sales charge (CDSC) alternative

For Class B, the CDSC is based on the sale amount and the number of calendar years -- including the year of purchase -- between purchase and sale. The following table shows how CDSC percentages on sales decline after a purchase:

If the sale is made during the:        The CDSC percentage rate is:
First year                                          5%
Second year                                         4%
Third year                                          4%
Fourth year                                         3%
Fifth year                                          2%
Sixth year                                          1%
Seventh year                                        0%

For Class C, a 1% CDSC is charged if you sell your shares less than one year after purchase.

For both Class B and Class C, if the amount you are selling causes the value of your investment to fall below the cost of the shares you have purchased, the CDSC is based on the lower of the cost of those shares purchased or market value. Because the CDSC is imposed only on sales that reduce your total purchase payments, you never have to pay a CDSC on any amount that represents appreciation in the value of your shares, income earned by your shares, or capital gains.

In addition, the CDSC on your sale, if any, will be based on your oldest purchase payment. The CDSC on the next amount sold will be based on the next oldest purchase payment.

Example

Assume you had invested $10,000 in Class B shares and that your investment had appreciated in value to $12,000 after 3 1/2 years, including reinvested dividends and capital gain distributions. You could sell up to $2,000 worth of shares without paying a CDSC ($12,000 current value less $10,000 purchase amount). If you sold $2,500 worth of shares, the CDSC would apply to the $500 representing part of your original purchase price. The CDSC rate would be 3% because the sale was made during the fourth year after the purchase.

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21p   --   AXP MUTUAL   --   2004 PROSPECTUS

Waivers of the sales charge for Class B and Class C shares

The CDSC will be waived on sales of shares:

o  in the event of the shareholder's death,

o  held in trust for an employee benefit plan, or

o held in IRAs or certain qualified plans if American Express Trust Company is the custodian, such as Keogh plans, tax-sheltered custodial accounts or corporate pension plans, provided that the shareholder is:

   o at least 59 1/2 years old AND

   o taking a retirement distribution (if the sale is part of a transfer to an IRA or qualified plan, or a custodian-to-custodian transfer, the CDSC will not be waived) OR

   o selling under an approved substantially equal periodic payment arrangement.

EXCHANGING/SELLING SHARES

To sell or exchange shares held with entities other than the Distributor, please consult your selling agent. The following section explains how you can exchange or sell shares held with the Distributor.

Exchanges

You may exchange your Fund shares at no charge for shares of the same class of any other publicly offered American Express mutual fund. Exchanges into AXP Tax-Free Money Fund may only be made from Class A shares. For complete information on the other fund, including fees and expenses, read that fund's prospectus carefully. Your exchange will be priced at the next NAV calculated after we receive your transaction request in good order.

The Fund's Board of Directors has adopted a policy that is designed to detect and deter market timing. Market timing is frequent or short-term trading activity intended to profit at the expense of other shareholders by selling shares of a fund shortly after purchase. Market timing may adversely impact the Fund's performance by preventing the portfolio managers from fully investing the assets of the Fund or by increasing the Fund's transaction costs. The Fund seeks to enforce this policy through the Distributor and its transfer agent as follows:

o The Fund tries to distinguish market timing from trading that it believes is not harmful, such as periodic rebalancing for purposes of asset allocation or dollar cost averaging. Under the Fund's procedures, there is no set number of transactions in the Fund that constitutes market timing. Even one purchase and subsequent sale by related accounts may be market timing. Generally, the Fund seeks to restrict the exchange privilege of an investor who makes more than three exchanges into or out of the Fund in any 90-day period. Accounts held by a retirement plan or financial intermediary for the benefit of its participants or clients, which typically engage in daily transactions, are not subject to this limit. The Distributor does seek the assistance of retirement plans and financial intermediaries in applying similar restrictions on the sub-accounts of their participants or clients.

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22p   --   AXP MUTUAL   --   2004 PROSPECTUS

o If an investor's trading activity is determined to be market timing or otherwise harmful to existing shareholders, the Fund may modify or discontinue the investor's exchange privileges or may reject the investor's purchases or exchanges, including purchases or exchanges accepted by a retirement plan or other financial intermediary. The Fund may treat accounts it believes to be under common control as a single account for these purposes, although it may not be able to identify all such accounts.

o Although the Fund does not knowingly permit market timing, it cannot guarantee that it will be able to identify and restrict all short-term trading activity. The Fund receives purchase and sale orders through retirement plans and financial intermediaries where market timing activity may not always be successfully detected.

Other exchange policies:

o  Exchanges must be made into the same class of shares of the new fund.

o If your exchange creates a new account, it must satisfy the minimum investment amount for new purchases.

o  Once we receive your exchange request, you cannot cancel it.

o  Shares of the new fund may not be used on the same day for another exchange.

o If your shares are pledged as collateral, the exchange will be delayed until written approval is received from the secured party.

Selling Shares

You may sell your shares at any time. The payment will be mailed within seven days after your request is received in good order.

When you sell shares, the amount you receive may be more or less than the amount you invested. Your sale price will be the next NAV calculated after your request is received in good order by the Fund, minus any applicable CDSC.

You can change your mind after requesting a sale and use all or part of the proceeds to purchase new shares in the same account from which you sold. If you reinvest in Class A, you will purchase the new shares at NAV rather than the offering price on the date of a new purchase. If you reinvest in Class B or Class C, any CDSC you paid on the amount you are reinvesting also will be reinvested. To take advantage of this waiver, send a written request within 90 days of the date your sale request was processed and include your account number. This privilege may be limited or withdrawn at any time and use of this option may have tax consequences.

The Fund reserves the right to redeem in kind.

For more details and a description of other sales policies, please see the SAI.

If you decide to sell your shares within 30 days of a telephoned-in address change, a written request is required.

Important: If you request a sale of shares you recently purchased by a check or money order that is not guaranteed, the Fund will wait for your check to clear. It may take up to 10 days from the date of purchase before payment is made. Payment may be made earlier if your bank provides evidence satisfactory to the Fund and the Distributor that your check has cleared.

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23p   --   AXP MUTUAL   --   2004 PROSPECTUS

Ways to request an exchange or sale of shares

By regular or express mail

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

Include in your letter:

o  your account number

o  the name of the fund(s)

o  the class of shares to be exchanged or sold

o  your Social Security number or Employer Identification number

o  the dollar amount or number of shares you want to exchange or sell

o  specific instructions regarding delivery or exchange destination

o signature(s) of registered account owner(s) (All signatures may be required. Contact your financial advisor for more information.)

o  any paper certificates of shares you hold

Payment will be mailed to the address of record and made payable to the names listed on the account, unless your request specifies differently and is signed by all owners.

The express mail delivery charges you pay will vary depending on domestic or international delivery instructions.

By telephone

(800) 297-7378 for brokerage accounts

(800) 862-7919 for direct at fund accounts

(800) 967-4377 for wrap accounts

o The Fund and the Distributor will use reasonable procedures to confirm authenticity of telephone exchange or sale requests.

o Telephone exchange and sale privileges automatically apply to all accounts except custodial, corporate or qualified retirement accounts. You may request that these privileges NOT apply by writing the Distributor. Each registered owner must sign the request.

o Acting on your instructions, your financial advisor may conduct telephone transactions on your behalf.

o  Telephone privileges may be modified or discontinued at any time.

Minimum sale amount:          $100

Maximum sale amount:          $100,000

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24p   --   AXP MUTUAL   --   2004 PROSPECTUS

By wire

You can wire money from your account to your bank account. Contact your financial advisor or the Distributor at the above numbers for additional information.

o  Minimum amount: $1,000

o  Pre-authorization is required.

o  A service fee may be charged against your account for each wire sent.

By scheduled payout plan

o  Minimum payment: $100*

o  Contact your financial advisor or the Distributor to set up regular payments.

o Purchasing new shares while under a payout plan may be disadvantageous because of the sales charges.

* Minimum is $50 in a direct at fund account.

Electronic transactions

The ability to initiate transactions via the internet may be unavailable or delayed at certain times (for example, during periods of unusual market activity). The Fund and the Distributor are not responsible for any losses associated with unexecuted transactions. In addition, the Fund and the Distributor are not responsible for any losses resulting from unauthorized transactions if reasonable security measures are followed to validate the investor's identity. The Fund may modify or discontinue electronic privileges at any time.

Distributions and Taxes

As a shareholder you are entitled to your share of the Fund's net income and net gains. The Fund distributes dividends and capital gains to qualify as a regulated investment company and to avoid paying corporate income and excise taxes.

DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS

The Fund's net investment income is distributed to you as dividends. Dividends may be composed of qualifying dividend income, which is eligible for preferential tax rates under current tax law, as well as other ordinary dividend income, which may include non-qualifying dividends, interest income and short-term capital gains. Capital gains are realized when a security is sold for a higher price than was paid for it. Each realized capital gain or loss is long-term or short-term depending on the length of time the Fund held the security. Realized capital gains and losses offset each other. The Fund offsets any net realized capital gains by any available capital loss carryovers. Net short-term capital gains are included in net investment income. Net realized long-term capital gains, if any, are distributed by the end of the calendar year as capital gain distributions.

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25p   --   AXP MUTUAL   --   2004 PROSPECTUS

REINVESTMENTS

Dividends and capital gain distributions are automatically reinvested in additional shares in the same class of the Fund, unless:

o  you request distributions in cash, or

o you direct the Fund to invest your distributions in the same class of any publicly offered American Express mutual fund for which you have previously opened an account.

We reinvest the distributions for you at the next calculated NAV after the distribution is paid.

If you choose cash distributions, you will receive cash only for distributions declared after your request has been processed.

TAXES

Distributions are subject to federal income tax and may be subject to state and local taxes in the year they are declared. You must report distributions on your tax returns, even if they are reinvested in additional shares.

If you buy shares shortly before the record date of a distribution, you may pay taxes on money earned by the Fund before you were a shareholder. You will pay the full pre-distribution price for the shares, then receive a portion of your investment back as a distribution, which may be taxable.

For tax purposes, an exchange is considered a sale and purchase, and may result in a gain or loss. A sale is a taxable transaction. If you sell shares for less than their cost, the difference is a capital loss. If you sell shares for more than their cost, the difference is a capital gain. Your gain may be short term (for shares held for one year or less) or long term (for shares held for more than one year).

You may not create a tax loss, based on paying a sales charge, by exchanging shares within 91 days of purchase. If you buy Class A shares and within 91 days exchange into another fund, you may not include the sales charge in your calculation of tax gain or loss on the sale of the first fund you purchased. The sales charge may be included in the calculation of your tax gain or loss on a subsequent sale of the second fund you purchased. For more information, see the SAI.

Selling shares held in an IRA or qualified retirement account may subject you to federal taxes, penalties and reporting requirements. Please consult your tax advisor.

Important: This information is a brief and selective summary of some of the tax rules that apply to this Fund. Because tax matters are highly individual and complex, you should consult a qualified tax advisor.

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26p   --   AXP MUTUAL   --   2004 PROSPECTUS

Master/Feeder Structure

This Fund uses a master/feeder structure. This means that the Fund (a feeder fund) invests all of its assets in the Portfolio (the master fund). The master/feeder structure offers the potential for reduced costs because it spreads fixed costs of portfolio management over a larger pool of assets. The Fund may withdraw its assets from the Portfolio at any time if the Fund's board determines that it is best. In that event, the board would consider what action should be taken, including whether to hire an investment advisor to manage the Fund's assets directly or to invest all of the Fund's assets in another pooled investment entity. Here is an illustration of the structure:

                        Investors buy shares in the Fund
                                       |
                                       V
                      The Fund buys units in the Portfolio
                                       |
                                       V
             The Portfolio invests in securities, such as stocks or bonds

Other feeders may include mutual funds and institutional accounts. These feeders buy the Portfolio's securities on the same terms and conditions as the Fund and pay their proportionate share of the Portfolio's expenses. However, their operating costs and sales charges are different from those of the Fund. Therefore, the investment returns for other feeders are different from the returns of the Fund.

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27p   --   AXP MUTUAL   --   2004 PROSPECTUS

Financial Highlights

The financial highlights tables are intended to help you understand the Fund's financial performance. Certain information reflects financial results for a single Fund share. The total returns in the tables represent the rate that an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by KPMG LLP, whose report, along with the Fund's financial statements, is included in the annual report which, if not included with this prospectus, is available upon request.

Class A
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                                  2004       2003      2002        2001      2000
Net asset value, beginning of period                                          $8.47      $7.40    $ 8.71      $12.21    $12.94
                                                                              -----      -----    ------      ------    ------
Income from investment operations:
Net investment income (loss)                                                    .19        .17       .20         .21       .32
Net gains (losses) (both realized and unrealized)                               .77       1.07     (1.31)      (3.49)      .17
                                                                              -----      -----    ------      ------    ------
Total from investment operations                                                .96       1.24     (1.11)      (3.28)      .49
                                                                              -----      -----    ------      ------    ------
Less distributions:
Dividends from net investment income                                           (.18)      (.17)     (.20)       (.22)     (.31)
Distributions from realized gains                                                --         --        --          --      (.91)
                                                                              -----      -----    ------      ------    ------
Total distributions                                                            (.18)      (.17)     (.20)       (.22)    (1.22)
                                                                              -----      -----    ------      ------    ------
Net asset value, end of period                                                $9.25      $8.47    $ 7.40     $  8.71    $12.21
                                                                              -----      -----    ------      ------    ------

Ratios/supplemental data
Net assets, end of period (in millions)                                      $1,077     $1,125    $1,115      $1,597    $2,628
Ratio of expenses to average daily net assets(b)                              1.01%       .99%      .93%        .87%      .88%
Ratio of net investment income (loss) to average daily net assets             2.01%      2.05%     2.19%       1.96%     2.51%
Portfolio turnover rate (excluding short-term securities)                      131%       130%      267%        226%      180%
Total return(c)                                                              11.32%     16.80%   (13.05%)    (27.04%)    3.78%

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Total return does not reflect payment of a sales charge.

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28p   --   AXP MUTUAL   --   2004 PROSPECTUS

Class B
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                                  2004       2003      2002        2001      2000
Net asset value, beginning of period                                          $8.41      $7.35    $ 8.65      $12.12    $12.86
                                                                              -----      -----    ------      ------    ------
Income from investment operations:
Net investment income (loss)                                                    .11        .10       .14         .13       .22
Net gains (losses) (both realized and unrealized)                               .77       1.06     (1.31)      (3.46)      .16
                                                                              -----      -----    ------      ------    ------
Total from investment operations                                                .88       1.16     (1.17)      (3.33)      .38
                                                                              -----      -----    ------      ------    ------
Less distributions:
Dividends from net investment income                                           (.10)      (.10)     (.13)       (.14)     (.21)
Distributions from realized gains                                                --         --        --          --      (.91)
                                                                              -----      -----    ------      ------    ------
Total distributions                                                            (.10)      (.10)     (.13)       (.14)    (1.12)
                                                                              -----      -----    ------      ------    ------
Net asset value, end of period                                                $9.19      $8.41    $ 7.35     $  8.65    $12.12
                                                                              -----      -----    ------      ------    ------

Ratios/supplemental data
Net assets, end of period (in millions)                                        $113       $139      $152        $235      $403
Ratio of expenses to average daily net assets(b)                              1.78%      1.77%     1.71%       1.64%     1.64%
Ratio of net investment income (loss) to average daily net assets             1.23%      1.28%     1.41%       1.19%     1.75%
Portfolio turnover rate (excluding short-term securities)                      131%       130%      267%        226%      180%
Total return(c)                                                              10.51%     15.89%   (13.72%)    (27.62%)    2.93%

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Total return does not reflect payment of a sales charge.

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29p   --   AXP MUTUAL   --   2004 PROSPECTUS

Class C
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                                  2004       2003      2002        2001      2000(b)
Net asset value, beginning of period                                          $8.41      $7.36    $ 8.67      $12.16    $12.09
                                                                              -----      -----    ------      ------    ------
Income from investment operations:
Net investment income (loss)                                                    .12        .11       .13         .14       .08
Net gains (losses) (both realized and unrealized)                               .77       1.05     (1.31)      (3.48)      .05
                                                                              -----      -----    ------      ------    ------
Total from investment operations                                                .89       1.16     (1.18)      (3.34)      .13
                                                                              -----      -----    ------      ------    ------
Less distributions:
Dividends from net investment income                                           (.11)      (.11)     (.13)       (.15)     (.06)
                                                                              -----      -----    ------      ------    ------
Net asset value, end of period                                                $9.19      $8.41    $ 7.36     $  8.67    $12.16
                                                                              -----      -----    ------      ------    ------

Ratios/supplemental data
Net assets, end of period (in millions)                                          $3         $2        $1          $1       $--
Ratio of expenses to average daily net assets(c)                              1.78%      1.79%     1.73%       1.64%     1.64%(d)
Ratio of net investment income (loss) to average daily net assets             1.25%      1.21%     1.43%       1.20%     1.34%(d)
Portfolio turnover rate (excluding short-term securities)                      131%       130%      267%        226%      180%
Total return(e)                                                              10.57%     15.82%   (13.76%)    (27.58%)    1.05%(f)

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b)  Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d)  Adjusted to an annual basis.

(e)  Total return does not reflect payment of a sales charge.

(f)  Not annualized.

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30p   --   AXP MUTUAL   --   2004 PROSPECTUS

Class Y
Per share income and capital changes(a)
Fiscal period ended Sept. 30,                                                  2004       2003      2002        2001      2000
Net asset value, beginning of period                                          $8.46      $7.40    $ 8.71      $12.21    $12.95
                                                                              -----      -----    ------      ------    ------
Income from investment operations:
Net investment income (loss)                                                    .21        .18       .21         .23       .34
Net gains (losses) (both realized and unrealized)                               .77       1.06     (1.31)      (3.49)      .16
                                                                              -----      -----    ------      ------    ------
Total from investment operations                                                .98       1.24     (1.10)      (3.26)      .50
                                                                              -----      -----    ------      ------    ------
Less distributions:
Dividends from net investment income                                           (.19)      (.18)     (.21)       (.24)     (.33)
Distributions from realized gains                                                --         --        --          --      (.91)
                                                                              -----      -----    ------      ------    ------
Total distributions                                                            (.19)      (.18)     (.21)       (.24)    (1.24)
                                                                              -----      -----    ------      ------    ------
Net asset value, end of period                                                $9.25      $8.46    $ 7.40     $  8.71    $12.21
                                                                              -----      -----    ------      ------    ------

Ratios/supplemental data
Net assets, end of period (in millions)                                        $182       $295      $322        $530      $982
Ratio of expenses to average daily net assets(b)                               .85%       .83%      .77%        .71%      .72%
Ratio of net investment income (loss) to average daily net assets             2.16%      2.22%     2.33%       2.12%     2.67%
Portfolio turnover rate (excluding short-term securities)                      131%       130%      267%        226%      180%
Total return(c)                                                              11.63%     16.85%   (12.90%)    (26.91%)    3.87%

(a)  For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c)  Total return does not reflect payment of a sales charge.

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31p   --   AXP MUTUAL   --   2004 PROSPECTUS

This Fund, along with the other American Express mutual funds, is distributed by American Express Financial Advisors Inc. and can be purchased from an American Express financial advisor or from other authorized broker-dealers or third parties. The Funds can be found under the "Amer Express" banner in most mutual fund quotations.

Additional information about the Fund and its investments is available in the Fund's Statement of Additional Information (SAI), and annual and semiannual reports to shareholders. In the Fund's annual report, you will find a discussion of market conditions and investment strategies that significantly affected the Fund during its most recent fiscal year. The SAI is incorporated by reference in this prospectus. For a free copy of the SAI, the annual report, or the semiannual report, contact your selling agent or American Express Client Service Corporation.

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474
(800) 862-7919
TTY: (800) 846-4852

Website address:

americanexpress.com/funds

You may review and copy information about the Fund, including the SAI, at the Securities and Exchange Commission's (Commission) Public Reference Room in Washington, D.C. (for information about the public reference room call 1-202-942-8090). Reports and other information about the Fund are available on the EDGAR Database on the Commission's Internet site at (http://www.sec.gov). Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the Commission, Washington, D.C. 20549-0102.

Investment Company Act File #811-54

Ticker Symbol
Class A: INMUX    Class B:IDMBX
Class C: --       Class Y:IDMYX

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AMERICAN
 EXPRESS
(R)

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

                                                             S-6326-99 Y (11/04)